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                                                                    EXHIBIT 5.1

                  [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP]

                              July 20, 1998

Merkert American Corporation
490 Turnpike Street
Canton, Massachusetts 02021

Ladies and Gentlemen:

  This opinion is furnished in connection with the filing by Merkert American Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (the "Registration Statement") relating to 6,325,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company (the "Registered Shares"), including 825,000 shares which the Underwriters (as defined below) have options to purchase solely for the purpose of covering over-allotments. Pursuant to that certain U.S. Purchase Agreement by and among the Company and the underwriters named below (the "US Purchase Agreement"), up to 5,060,000 of the Registered Shares (including an overallotment option of 660,000 shares of Common Stock) will be offered by the several United States underwriters (the "US Underwriters") represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Alex. Brown Incorporated and Lehman Brothers Inc. Pursuant to that certain International Purchase Agreement between the Company and the underwriters named below (together with the US Purchase Agreement, the "Purchase Agreements"), up to 1,265,000 of the Registered Shares (including an overallotment option of up to 165,000 shares of Common Stock) will be offered by the several international underwriters (together with the US Underwriters, the "Underwriters") represented by Merrill Lynch International, BT Alex. Brown International and Lehman Brothers International (Europe).

  In connection with rendering this opinion, we have examined the form of the proposed Purchase Agreements; the Amended and Restated Certificate of Incorporation and By-laws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

  We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, The Commonwealth of Massachusetts and the Delaware General Corporation Law.

  Based upon the foregoing, we are of the opinion that when the Purchase Agreements are completed (including the insertion therein of pricing terms) and executed by the Company and the Underwriters, and the Registered Shares are sold to the Underwriters and paid for pursuant to the terms of the Purchase Agreements, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable by the Company under Delaware General Corporation Law.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Goodwin, Procter & Hoar LLP

                                          GOODWIN, PROCTER & HOAR LLP